August 3, 2011

Hatteras Global Private Equity Fund II, LLC
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615

Re:  Partnership Status for Federal Tax Purposes

Ladies and Gentlemen:

We have acted as counsel to Hatteras Global Private Equity Fund II, LLC, a Delaware limited liability company (the “Fund”), in connection with the preparation and filing of the Registration Statement for the Fund on Form N-2 (the “Registration Statement”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, on August 3, 2011.

In connection with the filing of the Registration Statement, you have requested our opinion on:

(1) Whether the Fund will be classified as a partnership for Federal income tax purposes; and

(2) Whether the Fund will be a publicly traded partnership treated as a corporation for Federal income tax purposes under Internal Revenue Code section 7704.

In formulating our opinion, we have reviewed and relied upon the Registration Statement including the Confidential Private Placement Memorandum and the Statement of Additional Information, the Limited Liability Company Agreement (the “Operating Agreement”), and such other documents, information and materials as we have deemed appropriate.  We have assumed that the Fund will operate in the manner described in the Operating Agreement and the Registration Statement, and all terms and provisions of such documents discussed herein have been and will continue to be complied with.  In particular, the Registration Statement states that the Adviser anticipates recommending to the Board of the Fund that the Fund conduct repurchase offers of no more than 5% of the Fund’s net assets on or about the last day of each of the sixth (6th), twelfth (12th), eighteenth (18th) and twenty-fourth (24th) months following the three year anniversary of the Final Closing (which is set forth in the Registration Statement to be no later than April 1, 2013), and that the Fund does not intend to conduct repurchases at any other times during the term of the Fund.  The Fund will not consent to transfers of interests in the Fund to such an extent as would cause it to be treated as a publicly traded partnership, and our opinion is dependent on the accuracy of those factual assumptions.  We have also assumed that the Fund will not consent to transfers that will cause it to be treated as a publicly traded partnership.  Capitalized terms not defined herein have the meaning ascribed to them by the Registration Statement or the Operating Agreement.

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

Discussion

Classification as a Partnership for Federal Income Tax Purposes

Treasury Regulation § 301.7701-3 provides that an unincorporated entity such as the Fund will be classified as a partnership for Federal income tax purposes unless it files an election with the Internal Revenue Service (the “IRS”) to be classified as an association taxable as a corporation.  Section 7.3(e) of the Operating Agreement provides that neither the Fund nor the Board of Managers will make an election for the Fund to be classified for Federal income tax purposes as an association taxable as a corporation.

Based on the foregoing, it is our opinion that the Fund will be classified as a partnership for Federal income tax purposes.

Avoidance of Publicly Traded Partnership Status

Internal Revenue Code section 7704(a) provides, in general, that a publicly traded partnership will be treated as a corporation for Federal income tax purposes unless certain exceptions apply, which are not applicable here.  Section 7704(b) defines the term “publicly traded partnership” as any partnership if interests in it (1) are traded on an established securities market or (2) are readily tradable on a secondary market (or the substantial equivalent thereof) (“Readily Tradable”).  An established securities market includes (a) a national securities exchange registered under the Securities Exchange Act of 1934 as amended, (b) a national securities exchange exempt from such registration because of the limited volume of transactions, (c) a foreign securities exchange that satisfies regulatory requirements analogous to those under that act, (d) a regional or local exchange, and (e) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.1  Because the Registration Statement states that no interests in the Fund will be traded on an established securities market, it will not be a publicly traded partnership unless the interests are Readily Tradable.

Treasury Regulations issued under Internal Revenue Code section 7704(a) provide that, in general, partnership interests are Readily Tradable if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.2  The regulations also provide that such interests in a partnership are Readily Tradable if (1) the interests are regularly quoted by any person making a market in the interests, (2) any person regularly makes available to the public bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted price, (3) the holder of any interest has a readily available, regular, and ongoing opportunity to sell or exchange the interests through a public means, or (4) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in a time frame and with the regularity and continuity comparable to that described in the preceding clauses.3  Thus, for a secondary market or its substantial equivalent to exist, partners must have the opportunity to sell or exchange partnership interests on a regular basis and in a short time-frame.
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1 Treas. Reg. § 1.7704-1(b).
2 Treas. Reg. § 1.7704-1(c)(1).
3 Treas. Reg. § 1.7704-1(c)(2).

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

In the case of the Fund, Section 4.4 of the Operating Agreement provides generally that the Interests in the Fund are not transferable without the consent of the Fund.   If a Member wishes to increase or decrease an investment in the Fund, the increase will generally be accomplished through a capital contribution thereto and the decrease will be accomplished through a repurchase of Interests, each of which will be reflected by an increase or decrease, respectively, in the Member’s capital account balance.  According to the Registration Statement, no additional contributions may be made after the Final Closing, which will not be later than 12 months after the date of the Initial Closing. No transfer of any Interests to any other person is permitted to occur, except by operation of law pursuant to the death, divorce, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member (all of which are types of transfers that are disregarded for purposes of determining whether partnership interests are Readily Tradable under Treasury Regulation § 1.7704-1(e)(1)); or with the written consent of the Fund, which may be withheld in the Fund’s sole and absolute discretion.  We have assumed for purposes of this opinion that the Fund will not grant such consents to such a liberal extent as would cause the Interests to be Readily Tradable.  Accordingly, it does not appear that Interests will be considered sufficiently freely transferable to third parties as to cause the Interests to be Readily Tradable.

Nevertheless, consistent with applicable legislative history, Treasury Regulation § 1.7704-1(a)(3) provides that, for purposes of Internal Revenue Code section 7704(b), a transfer of an interest in a partnership includes a redemption by the partnership.  The legislative history of section 7704 indicates that the “occasional and irregular repurchase or redemption” of partnership interests by the partnership will not cause the partnership to be considered publicly traded under section 7704, but “[a] regular plan of redemptions or repurchases, or similar acquisitions of interests in the partnership such that holders of interests have readily available opportunities to dispose of their interests, that is essentially equivalent to a secondary market, indicates that the interests are readily tradable on what is the substantial equivalent of a secondary market.”4  Thus, partnership interests may be Readily Tradable if the partnership itself is making a market in those interests in a manner comparable, for example, to an open-ended mutual fund.
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4 H.R. Rep. No. 100-495, 100th Cong., 1st Sess., 944 (1987).

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

The Treasury Regulations set forth certain “safe harbors” on which a partnership may rely to assure that interests in it are not Readily Tradable, one of which is of particular relevance here.  That safe harbor applies in the case of a redemption or repurchase agreement, which is defined as “a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their partnership interests for purchase by the partnership, another partner, or a person related to another partner.”5  According to Treasury Regulation § 1.7704-1(f), the transfer of an interest in a partnership pursuant to a redemption or repurchase agreement is disregarded in determining whether interests in the partnership are Readily Tradable only if three conditions are met:

(1) The redemption or repurchase agreement provides that the redemption or repurchase cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption or repurchase right;

(2) Either–

(i) The redemption or repurchase agreement requires that the redemption or repurchase price not be established until at least 60 calendar days after receipt of such notification by the partnership or the partner; or

(ii) The redemption or repurchase price is established not more than four times during the partnership’s taxable year; and

(3) The sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership . . . does not exceed 10 percent of the total interests in partnership capital or profits.
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5 Treas. Reg. § 1.7704-1(e)(3).

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

The Operating Agreement contains provisions satisfying the first two requirements for a safe-harbor repurchase agreement.  Sections 4.6(a) and 4.6(c) of the Operating Agreement require Members to provide written notice of their intent to tender Interests by a date set by the Board of Managers occurring no sooner than twenty business days after the commencement date of the repurchase offer (the “Expiration Date”).  A minimum delay of twenty calendar days between the commencement date of the repurchase offer and the Expiration Date is thereby imposed, after which Members participating in the repurchase offer must receive a promissory note in respect of the Members’ Interests (the “Promissory Note”) as soon as practicable under Section 4.6(c).  The date on which the value of Interests being repurchased will be determined by the Board of Managers (the “Valuation Date”) is required to be no earlier than sixty days and no later than sixty-five days after the Expiration Date (as defined in Section 1.55 of the Operating Agreement); and Section 1.49 of the Operating Agreement provides that the Repurchase Date is only one day after the Valuation Date.  Section 4.6(d) allows up to ninety additional days between the Repurchase Date and the initial payment in respect of the Promissory Note (the “Initial Payment”).  Accordingly, neither valuation nor repurchase will occur within sixty calendar days of the receipt of notice from the Members.  These provisions in the Operating Agreement therefore satisfy both Treasury Regulation § 1.7704-1(f)(1) and Treasury Regulation §1.7704-1(f)(2)(i).

Depending on the volume of repurchases of Interests in any particular year, the Fund may or may not meet the third requirement of the safe harbor for that year, which is that the repurchased interests in partnership capital or profits in a taxable year not exceed ten percent of the total interests in partnership capital or profits.  The Operating Agreement does not contain an express annual limitation on the amount of repurchases.  The Registration Statement does, however, indicate (a) that the Adviser anticipates recommending to the Board of the Fund conduct repurchase offers of no more than 5% of the Fund’s net assets on or about the last day of each of the sixth (6th), twelfth (12th), eighteenth (18th) and twenty-fourth (24th) months following the three year anniversary of the Final Closing (which is set forth in the Registration Statement to be no later than April 1, 2013), and that the Fund does not intend to conduct repurchases at any other times during the term of the Fund.  Accordingly, although there is no absolute limitation of 10% per year, it is anticipated that in no year during the term of the Fund will the sum of the percentage interests in partnership capital or profits redeemed by the Fund exceed 10%.  Section 4.6(a) of the Operating Agreement also provides that repurchases of Interests will be undertaken in the sole discretion of the Managers, taking into consideration factors including the anticipated tax consequences of any proposed repurchases.  No Member has an absolute right to have Interests repurchased.

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

Although the repurchase provisions of the Operating Agreement do not ensure that the Fund will meet all the requirements of the redemption or repurchase agreement safe harbor every year, the remote potential failure to meet the safe harbor in one or more particular years does not preclude a determination that the Interests are not Readily Tradable.  Treasury Regulation § 1.7704-1(c)(3) says that “[t]he fact that a transfer of a partnership interest is not within one or more of the safe harbors described in . . . this section is disregarded in determining whether interests in the partnership are [Readily Tradable].”  To the contrary, the fact that the Fund’s Interest repurchase provisions satisfy two of the three tests of the safe harbor, and that the Fund’s anticipated repurchase offers will likely satisfy the third test, helps support the position that the repurchase provisions do not create Readily Tradable Interests.

The lapse of a minimum of sixty days between the tender of Interests and the valuation date and purchase of the Interests, and up to ninety additional days between the Repurchase Date and the Initial Payment for the Interests, and the anticipated limit of repurchase offers to 10% of the Fund per year, establishes significant restrictions on liquidity.  In addition, although the Operating Agreement does not impose an absolute maximum limitation on the percentage of Interests that can be repurchased in any one year, the nature of the Fund’s investments and the lack of liquidity inherent in such investments can be expected to impose a practical limitation on the Fund’s ability and willingness to engage in a practice of substantial Interest repurchases.  The contractual and practical restrictions on repurchases of Interests will make the position of the Members very different from the economic position that they would be in if the Interests were traded on an established securities market.

In addition to the Fund’s liquidity restrictions that relate directly to the safe harbor provision, the Operating Agreement and the Confidential Memorandum impose several additional significant restrictions that are relevant to the question whether Members are in an economic position similar to that they would be in if the Interests were traded on an established securities market.  Sections 4.6(c), 4.6(d) and 4.6(e) of the Operating Agreement indicate that all payments made for Interests are subject to further adjustment after completion of the annual audit of the Fund for the applicable fiscal year; a sale on an established securities market would, of course, be subject to no such adjustment mechanism.  Furthermore, section 4.6(d) provides that payments will be made in two installments under the Promissory Note, the Initial Payment of at least ninety percent of the price paid for the Interests repurchased will be made no earlier than sixty-one days after the Expiration Date and on or before the ninetieth day after the Repurchase Date.  The second and final payment under the Promissory Note will be made after completion of the annual audit of the Fund for the applicable fiscal year in an amount based upon the annual audit of the Fund.  Again, a sale on an established securities market would, of course, entail no such delay in receipt of full payment for the interest sold.  Thus, these delays and uncertainties imposed on Members’ receipt of payment for their Interests provide a further indication that Members will not enjoy the same liquidity that is available for securities traded on an exchange, where investors are typically able to buy and sell on a daily basis and settlement occurs on the third business day after each trade date.

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

Furthermore, no guarantee is made that a Member’s tender of Interests will be fully repurchased.  The Registration Statement allows the Fund to elect to repurchase less than the full amount a Member requests to be repurchased.  If a repurchase offer is oversubscribed, the Fund may repurchase only a pro rata portion of the amount tendered by each Member.  Section 4.6(i) allows a majority of the Board of Managers to elect to suspend, postpone, or terminate an offer to repurchase Interests.  These restrictions and penalties constitute additional facts and circumstances that distinguish interests in the Fund from securities freely traded on an exchange.

Based on the foregoing, it is our opinion that the Interests in the Fund will not be Readily Tradable.

Conclusions

Based on and subject to the foregoing and the limitations set forth below, we are of the opinion that, for Federal income tax purposes:

(1) The Fund will be classified as a partnership; and

(2) The Fund will not be a publicly traded partnership treated as a corporation under Internal Revenue Code section 7704.

                      This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.  We express no opinion relating to any Federal tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of our opinion.  We also express no opinion regarding tax consequences under foreign, state or local laws.  Our firm includes lawyers admitted to practice in the Commonwealth of Pennsylvania, the States of California, Delaware, Illinois, New Jersey, New York and Wisconsin and the District of Columbia.  We do not purport to be experts in the laws of any other jurisdiction, aside from Federal law.  In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations under it, and current administrative positions and judicial decisions.  Those laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such changes could affect the validity of the opinion set forth above.  Also, future changes in Federal tax laws and the interpretation of them can have retroactive effect.

Hatteras Global Private Equity Fund II, LLC
August 3, 2011

We consent to the references to our firm and to this opinion contained in the Registration Statement.  We do not intend by this letter to certify any portion of such Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP